    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2001
                                                REGISTRATION NO. 333-58060

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                                 DSP GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                Delaware                           94-2683643
         (State of incorporation)    (I.R.S. Employer Identification Number)

                              3120 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 986-4300
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ELIYAHU AYALON
                              CHAIRMAN OF THE BOARD
                                 DSP GROUP, INC.
                              3120 SCOTT BOULEVARD
                          SANTA CLARA, CALIFORNIA 95054
                                 (408) 986-4300
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                                BRUCE MANN, ESQ.
                             Morrison & Foerster LLP
                                425 Market Street
                      San Francisco, California 94105-2482
                                 (415) 268-7000

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /



===================================================================================================================================

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================

  TITLE OF SHARES TO BE          AMOUNT TO BE            PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF REGISTRATION
       REGISTERED                 REGISTERED         AGGREGATE PRICE PER SHARE   AGGREGATE OFFERING PRICE             FEE
---------------------------- ---------------------- ---------------------------  -------------------------  -----------------------


Common Stock, $0.001
  par value ..............          161,433 shares              $16.7(1)             $  2,695,931.1(1)             $673.98(2)
------------------------------ ------------------------- --------------------------- --------------------------- ------------------




(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low sales prices of the registrant's Common Stock, as reported on the Nasdaq National Market on April 12, 2001.



(2) $646.98 previously paid in connection with the initial filing on March 30, 2001.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Not Yet Effective, dated April 17, 2001



PROSPECTUS
                                 161,433 SHARES
                                 DSP GROUP, INC.
                                  COMMON STOCK

    This prospectus relates to the sale of up to 161,433 shares of our common stock offered for the account of individuals who received shares of our common stock in exchange for an aggregate of 1,210,750 shares of common stock of VoicePump, Inc, a California corporation, in connection with our recent acquisition of VoicePump. We refer to these individuals collectively, in this prospectus as the "selling stockholders." We are registering these shares of common stock to provide the selling stockholders with freely tradable securities, but this registration does not necessarily mean that the selling stockholders will offer or sell the shares.

    We are filing the registration statement of which this prospectus is a part pursuant to the terms of an Investors' Rights Agreement which we entered into with the selling stockholders and other shareholders of VoicePump. We will not receive any proceeds from the sale of the shares by the selling stockholders. We have agreed to pay all registration expenses.

    Our common stock is listed on the Nasdaq National Market under the symbol "DSPG." On March 29, 2001, the last reported sales price of our common stock was $15.50 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The selling stockholders from time to time may offer and sell the shares of our common stock which they hold through agents or broker-dealers, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares of our common stock to be made directly or through agents.

    The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such persons, and any profit on the resale of the shares of our common stock, may be deemed to be underwriting commissions or discounts under the Securities Act. Also, there are certain indemnification arrangements between us and the selling stockholders.


                 The date of this prospectus is _________, 2001


-------------------------------------------------------------------------------
    THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
-------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----


Forward Looking Statements.....................................................................................1
Risk Factors...................................................................................................1
Use of Proceeds............................................................................................... 9
The Selling Stockholders.......................................................................................9
Plan of Distribution..........................................................................................11
Experts.......................................................................................................11
Legal Matters.................................................................................................12
Where You Can Find More Information About DSP Group...........................................................12
Incorporation of Certain Documents by Reference...............................................................12


                           FORWARD-LOOKING STATEMENTS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON THE BELIEFS OF, AND ESTIMATES MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, OUR MANAGEMENT. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    Our common stock is listed on the Nasdaq National Market under the symbol "DSPG." Our executive offices are located at 3120 Scott Boulevard, Santa Clara, CA 95054, and our telephone number is (408) 986-4300.


                                  RISK FACTORS

    YOU SHOULD BE AWARE THAT PURCHASING OR OWNING SHARES OF OUR COMMON STOCK INVOLVES VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE YOU DECIDE TO PURCHASE SHARES.

  OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

    Our quarterly results of operations may vary significantly in the future for a variety of reasons, including the following:

     o    fluctuations in volume and timing of product orders;

     o    level of per unit royalties;

     o changes in demand for our products due to seasonal customer buying patterns and other factors;

     o timing of new product introductions by us or our customers, licensees or competitors;

     o    changes in the mix of products sold by us;

     o    fluctuations in the level of sales by original equipment manufacturers
          (OEMs) and other vendors of products incorporating our products; and

     o general economic conditions, including the changing economic conditions in the United States.

    Each of the above factors is difficult to forecast and thus could harm our business, financial condition and results of operations.

    Through 2001, we expect that revenues from our DSP core designs and TrueSpeech algorithms will be derived primarily from license fees rather than per unit royalties. The uncertain timing of these license fees has caused, and may continue to cause, quarterly fluctuations in our operating results. Our per unit royalties from licenses are dependent upon the success of our OEM licensees in introducing products utilizing our technology and the success of those OEM products in the marketplace. Per unit royalties from TrueSpeech licensees have not been significant to date.

  OUR AVERAGE SELLING PRICES CONTINUE TO DECLINE.

    We have experienced a decrease in the average selling prices of our integrated digital telephony (IDT) speech processors, but have to date been able to offset this decrease on an annual basis through manufacturing cost reductions and the introduction of new products with higher performance. However, we cannot guarantee that our on-going efforts will be successful or that they will keep pace with the anticipated, continuing decline in average selling prices.

WE DEPEND ON THE IDT MARKET WHICH IS HIGHLY COMPETITIVE.

    Sales of IDT products comprise a substantial portion of our product sales. Any adverse change in the digital IDT market or in our ability to compete and maintain our position in that market would harm our business, financial condition and results of operations. The IDT market and the markets for our products in general are extremely competitive and we expect that competition will only increase. Our existing and potential competitors in each of our markets include large and emerging domestic and foreign companies, many of which have significantly greater financial, technical, manufacturing, marketing, sale and distribution resources, and management expertise than we do. It is possible that we may one day be unable to respond to increased price competition for IDT processors or other products through the introduction of new products or reductions of manufacturing costs. This inability would have a material adverse effect on our business. Likewise, any significant delays by us in developing, manufacturing or shipping new or enhanced products also would have a material adverse effect on our business.

         The 900 Mhz Digital Spread Spectrum RF and Base Band technology acquired in 1999 from Advances Micro Devises gave us a "cheap entry ticket" to this market. This technology is not state of the art and we have noticed a trend of decreasing sales for the product models which are based on this technology. In the first quarter of 2000 we recorded two unusual expense items of which the outstanding balance of the capitalized assets were amortized. We may not succeed in our development of new RF and Base Band models and those which are going to be developed may not be accepted by the market. Despite the recent success of development and sales of our DSP Cores, the market needs extensive R&D efforts in new technologies not currently owned by us, and we may not succeed in developing such technologies in due time, which could affect our competitive position.

WE DEPEND ON INDEPENDENT FOUNDRIES TO MANUFACTURE OUR INTEGRATED CIRCUIT
PRODUCTS.

    All of our integrated circuit products are manufactured by independent foundries. While these foundries have been able to adequately meet the demands of our increasing business, we are and will continue to be dependent upon these foundries to achieve acceptable manufacturing yields, quality levels and costs, and to allocate to us a sufficient portion of foundry capacity to meet our needs in a timely manner. To meet our increased wafer requirements, we have added additional independent foundries to manufacture our processors. Our revenues could be harmed should any of these foundries fail to meet our request for products due to a shortage of production capacity, process difficulties, low yield rates or financial instability. For example, foundries in Taiwan produce a significant portion of our wafer supply. As a result, earthquakes, aftershocks or other natural disasters in Asia, could preclude us from obtaining an adequate supply of wafers to fill customer orders and could harm our business, financial condition and results of operations.

WE MAY NEED TO INCREASE OUR RESEARCH AND DEVELOPMENT EFFORTS TO REMAIN COMPETITIVE.

    The DSP Cores market is experiencing extensive efforts by some of our competitors to use new technologies to manipulate the chip design programming to increase the parallel processing of the chip. One such technology used is VeryLong Instruction Word (VLIW), which some of our competitors possess elements of, but which we do not possess at the present time. If such technology continues to improve the programming processing of these chips, then we may need to further our research and development to obtain such technology or our failure to remain competitive could have an adverse effect on our results of operation.

WE DEPEND ON INTERNATIONAL OPERATIONS.

    We are dependent on sales to customers outside the United States. We expect that international sales will continue to account for a significant portion of our net product and license sales for the foreseeable future. As a result, the occurrence of any negative international, political, economic or geographic events could result in significant revenue shortfalls. These shortfalls could cause our business to be harmed. Some of the risks of doing business internationally include:

     o    unexpected changes in regulatory requirements;

     o    fluctuations in the exchange rate for the United States dollar;

     o    imposition of tariffs and other barriers and restrictions;

     o    burdens of complying with a variety of foreign laws;

     o    political and economic instability; and

     o    changes in diplomatic and trade relationships.

WE FACE RISK FROM OPERATING IN ISRAEL.

         Our principal research and development facilities are located in the State of Israel and, as a result, at March 26, 2001, 156 of our 203 employees were located in Israel, including 102 out of 125 of our research and development personnel. In addition, although DSP Group is incorporated in Delaware, a majority of our directors and executive officers are residents of Israel. Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

         Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. Although they have not done so to date, these restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

         Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Our results of operations may be negatively affected by the obligation of key personnel to perform military service. In addition, certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. Although we have operated effectively under these requirements since our inception, we cannot predict the effect of these obligations on the Company in the future. Our operations could be disrupted by the absence, for a significant period, of one or more of our officers or key employees due to military service.

         Moreover, part of our expenses in Israel are paid in Israeli currency which subjects us to the risks of foreign currency fluctuations and to economic pressures resulting from Israel's general rate of inflation. While substantially all of our sales and expenses are denominated in United States dollars, a portion of our expenses are denominated in Israeli shekels. Our primary expenses paid in Israeli currency are employee salaries and lease payments on our Israeli facilities. As a result, an increase in the value of Israeli currency in comparison to the United States dollar could increase the cost of technology development, research and development expenses and general and administrative expenses. We cannot provide assurance that currency fluctuations, changes in the rate of inflation in Israel or any of the other factors mentioned above will not have a material adverse effect on our business, financial condition and results of operations.

ANY FUTURE PROFITABILITY MAY BE DIMINISHED IF TAX BENEFITS FROM THE STATE OF ISRAEL ARE REDUCED OR WITHHELD.

         DSP Group receives certain tax benefits in Israel, particularly as a result of the "Approved Enterprise" status of our facilities and programs. To be eligible for tax benefits, DSP Group must meet certain conditions, relating principally to adherence to the investment program filed with the Investment Center of the Israeli Ministry of Industry and Trade and to periodic reporting obligations. DSP Group believes that it will be able to meet such conditions. Should we fail to meet such conditions in the future, however, it would be subject to corporate tax in Israel at the standard rate of 36%, and could be required to refund tax benefits already received.

There can be no assurance that such grants and tax benefits will be continued in the future at their current levels or otherwise. The termination or reduction of certain programs and tax benefits (particularly benefits available to us as a result of the Approved Enterprise status of the company's facilities and programs) or a requirement to refund tax benefits already received may have a material adverse effect on our operating results and financial condition.

PROPOSED ISRAELI TAX REFORM COULD HARM OUR FINANCIAL RESULTS.

         On May 4, 2000, a committee chaired by the Director General of the Israeli Ministry of Finance, Avi Ben-Bassat, issued a report recommending a sweeping reform in the Israeli system of taxation. The proposed reform would significantly alter the taxation of individuals, and would also affect corporate taxation. In particular, the proposed reform would reduce, but not eliminate, the tax benefits available to approved enterprises such as ours. The proposed reform would also impose a capital gains tax on individuals on the sale of shares, unless the selling shareholder is entitled to benefits under a tax treaty. The Israeli cabinet has approved the recommendations in principle, but implementation of the reform requires legislation by Israel's Knesset. DSP Group cannot be certain whether the proposed reform will be adopted, when it will be adopted or what form any reform will ultimately take. The elimination of our approved status could have negative tax consequences discussed above and could have a material adverse effect on our business.

WE DEPEND ON OEMS AND THEIR SUPPLIERS TO OBTAIN REQUIRED COMPLEMENTARY
COMPONENTS.

    Some of the raw materials, components and subassemblies included in the products manufactured by our OEM customers, which also incorporate our products, are obtained from a limited group of suppliers. Supply disruptions, shortages or termination of any of these sources could have an adverse effect on our business and results of operations due to the delay or discontinuance of orders for our products by customers until those necessary components are available.

WE DEPEND UPON THE ADOPTION OF INDUSTRY STANDARDS BASED ON TRUESPEECH
TECHNOLOGY.

    Our prospects are partially dependent upon the establishment of industry standards for digital speech compression based on TrueSpeech algorithms in the computer telephony and Voice over IP markets. The development of industry standards utilizing TrueSpeech algorithms would create an opportunity for us to develop and market speech co-processors that provide TrueSpeech solutions and enhance the performance and functionality of products incorporating these co-processors.

    In February 1995, the International Telecommunications Union established G.723.1, which is predominately composed of a TrueSpeech algorithm, as the standard speech compression technology for use in video conferencing over public telephone lines. In March 1997, the International Multimedia Teleconferencing Consortium, a nonprofit industry group, recommended the use of G.723.1 as the default audio coder for all voice transmissions over the Internet or for IP applications for H.323 conferencing products. If TrueSpeech algorithms are not adopted as the standard speech compression technology for different applications, the sales of our TrueSpeech products may not achieve anticipated levels.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION STRATEGY.

    DSP Group has pursued, and will continue to pursue, growth opportunities through internal development and acquisition of complementary businesses, products and technologies. We are unable to predict whether or when any prospective acquisition will be completed. The process of integrating an acquired business may be prolonged due to unforeseen difficulties and may require a disproportionate amount of our resources and management's attention. We cannot provide assurance that we will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations or expand into new markets.

    Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as the existing business of DSP Group or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations. Future acquisitions may require substantial capital resources, which may require us to seek additional debt or equity financing.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED; RISKS OF INFRINGEMENT OF RIGHTS OF OTHERS.

    As is typical in the semiconductor industry, we have been and may from time to time be notified of claims that we may be infringing patents or intellectual property rights owned by third parties. For example, AT&T has asserted that G.723.1, which is primarily composed of a TrueSpeech algorithm, includes certain elements covered by patents held by AT&T and has requested that video conferencing manufacturers license the technology from AT&T. Other organizations, including Lucent Microelectronics, NTT and VoiceCraft have raised public claims that they also have patents related to the G.723.1 technology.

    If it appears necessary or desirable, we may try to obtain licenses for those patents or intellectual property rights that we are allegedly infringing. Although holders of these types of intellectual property rights commonly offer these licenses, we cannot assure you that licenses will be offered or that terms of any offered licenses will be acceptable to us. Our failure to obtain a license for key intellectual property rights from a third party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacturing of products utilizing the technology. We believe that the ultimate resolution of these matters will not harm our financial position, results of operations, or cash flows.

OUR STOCK PRICE MAY BE VOLATILE.

    Announcements of developments related to our business, announcements by competitors, quarterly fluctuations in our financial results, changes in the general conditions of the highly dynamic industry in which we compete or the national economies in which we do business, and other factors could cause the price of our common stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. These factors and fluctuations could have a material adverse effect on the market price of our common stock.

                                 USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by the selling stockholders but have agreed to bear all expenses of registration of the shares under federal and state securities laws. See "Plan of Distribution."


                            THE SELLING STOCKHOLDERS

         All of the shares of common stock offered under this prospectus are being offered and sold by the selling stockholders listed in the table below. The selling stockholders may offer only those shares of common stock listed below under "Maximum Number of Shares Being Offered" pursuant to this prospectus.

         The shares of common stock reflected below in the column entitled "Maximum Number of Shares Being Offered" were issued to the selling stockholders under a Stock Purchase Agreement dated as of March 22, 2000 entered into by and among DSP Group and certain stockholders of VoicePump whereby we acquired (1) approximately 1,960,250 shares of common stock of VoicePump from certain stockholders in exchange for approximately 261,000 shares of our common stock and a nominal amount of cash (to pay for fractional shares) and (2) approximately 1,027,397 shares of VoicePump common stock directly from VoicePump together with warrants to purchase up to 1,027,397 shares of common stock of VoicePump at an exercise price of $4.866 per share within two years (of the issuance of the warrant) and up to 1,027,397 additional shares at an exercise price of $4.866 per share within three years (of the issuance of the warrant) for $5,000,000. Pursuant to the Stock Purchase Agreement, DSP Group was also given the option to purchase additional shares of common stock of VoicePump from each of the selling stockholders.

         In connection with the Stock Purchase Agreement described above, we entered into an Investors' Rights Agreement dated as of March 27, 2000 with certain stockholders of VoicePump. The following summary of the Investors' Rights Agreement does not purport to be complete and is qualified in its entirety by reference to that agreement, a copy of which is filed as an Exhibit to this prospectus.

         Under the Investors' Rights Agreement, we agreed, if requested by any of the stockholders of VoicePump that acquired our shares to file a registration statement under the Securities Act to provide for the resale of the shares of common stock acquired by the stockholders of VoicePump. In addition, if DSP Group exercised the option to purchase from the selling stockholders additional shares of common stock of VoicePump, we agreed to make an additional registration covering solely the shares issued to the selling stockholders pursuant to such option which is the basis of the registration statement filed in connection with this prospectus.

         We agreed to bear the expenses of satisfying the registration requirements resulting from the Investors' Rights Agreement, including without limitation, all federal and blue sky registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for DSP Group. These expenses, however, will not include any underwriters' or brokers' fees, discounts and commissions. Registration of such shares does not necessarily mean that any of such shares will be offered and sold by the selling stockholders.

         On April 25, 2000, we filed a registration statement on Form S-3 registering 134,679 shares of our common stock issued to the stockholders of VoicePump (including 123,416 shares of our common stock to the selling stockholders).

         On February 14, 2001 DSP Group exercised the option to purchase additional shares of VoicePump common stock from the selling stockholders and issued them an aggregate of 161,433 shares of our common stock as follows: (i) 133,100 shares of common stock of DSP Group to Cole Erskine in exchange for 998,250 shares of common stock of VoicePump and (ii) 28,333 shares of common stock of DSP Group to Desa Bubnovich in exchange for 212,500 shares of common stock of VoicePump. All of the 161,433 shares of common stock of DSP Group issued in connection with the above transaction are being registered under the registration statement filed in connection with this prospectus.

         When issued, the shares of common stock reflected below in the column entitled "Maximum Number of Shares Being Offered" were restricted securities within the meaning of Rule 144 of the Securities Act of 1933 because they were issued in private placement transactions exempt from the registration requirements of the Securities Act. These 161,433 shares of our common stock may be offered for sale from time to time by the selling stockholders after the effective date of this registration statement. As the selling stockholders may sell all, or some or none of the 161,433 shares, no estimate can be made of the aggregate number of shares of common stock that are to be offered or that will be owned by the selling stockholders upon completion of this offering.

         The information in the table reflects information as of March 26, 2001 with respect to the selling stockholders. No selling stockholder has held any position, office or other material relationship with us or our affiliates during the past three years. Each of the selling stockholders is currently employed by VoicePump. Prior to March 26, 2001 the selling stockholders collectively owned 123,416 shares of common stock of DSP Group. As of March 26, 2001, the selling stockholders beneficially own an aggregate of 284,849 shares of our common stock, which represents approximately 1.07% of our outstanding common stock as of March 26, 2001.

         We prepared the table based on the information supplied to us by the selling stockholders named in the table.


------------------------------- ---------------------------- ---------------------------- ----------------------------

 Name of Selling Stockholder         Number of Shares         Maximum Number of Shares      Number of Shares to Be
                                 Beneficially Owned Prior           Being Offered          Beneficially Owned after
                                      to the Offering                                       Offering, Assuming all
                                                                                              Shares Offered Are
                                                                                                  Distributed
------------------------------- ---------------------------- ---------------------------- ----------------------------


         Cole Erskine                     244,016                      133,100                      110,916
------------------------------- ---------------------------- ---------------------------- ----------------------------
        Desa Bubnovich                    40,833                       28,333                       12,500
------------------------------- ---------------------------- ---------------------------- ----------------------------


                              PLAN OF DISTRIBUTION

    This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 161,433 shares of our common stock.

    The selling stockholders will act independently of DSP Group in making decisions with respect to their sale of such shares.

    The selling stockholders may sell or distribute some or all of the 161,433 shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, in transactions, which may involve block transactions, on Nasdaq, privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, and if they act as agent for the purchaser of such shares, from such purchaser. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

    The selling stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither DSP Group nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the 161,433 shares.

    Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the 161,433 shares may not simultaneously engage in market activities with respect to our common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7 which provisions may limit the timing of purchases and sales of any of such shares by the selling stockholders. All of the foregoing may affect the marketability of our common stock.

    We will pay all of the expenses incident to this offering of the 161,433 shares by the selling stockholders to the public, other than commissions and discounts of underwriters, brokers, dealers or agents.


                                     EXPERTS

     Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements and schedule incorporated by reference into our

Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Kost, Forer & Gabbay's report, given on their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered pursuant to this prospectus will be passed upon for DSP Group by Morrison & Foerster LLP, San Francisco, California.


               WHERE YOU CAN FIND MORE INFORMATION ABOUT DSP GROUP

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the its public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a Web site at WWW.SEC.GOV that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    Our common stock is listed on the Nasdaq National Market under the symbol "DSPG," and our filings with the Securities and Exchange Commission also can be read and obtained at the following Nasdaq address:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

    We have filed a registration statement on form S-3 of which this prospectus is a part and related exhibits and schedules with the Securities and Exchange Commission under the Securities Act. The registration statement contains additional information about us and the common stock being offered. You may view the registration statement and exhibits on the Securities and Exchange Commission's Web site. Also, you may inspect the registration statement, including the exhibits and schedules, without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces that information.

    The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission and are incorporated by reference in this prospectus:


     a. Our annual report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission on April 2, 2001;

     b. The description of our common stock contained in our registration statement on Form S-3 filed with the Securities and Exchange Commission on April 25, 2000 (file no. 333-35566).



    In addition, we incorporate by reference all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

    To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in the documents, call or write to the Secretary, Moshe Zelnik, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, CA 95054, telephone number (408) 986-4300.

    You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of these documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities being registered:




         Securities and Exchange Commission Filing Fee                                      $673.98
         Legal Fees and Expenses*.......................................................     15,000
         Accounting Fees and Expenses*..................................................     10,000
         Printing and Engraving Fees*...................................................      2,000
         Miscellaneous*.................................................................     10,000
         Total..........................................................................    $37,673.98
    *Estimated pursuant to instruction to Item 511 of Regulation S-K.



    ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

    The registrant's Restated Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the registrant or who had agreed at the request of the registrant's Board of Directors or an officer of the registrant to serve as an employee or agent of the registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the registrant to the full extent permitted by the DGCL or any other applicable laws. Such Restated Certificate of Incorporation also provides that the registrant may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in such Certificate, and that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

    The registrant's Bylaws provide that the registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the registrant or any predecessor of the registrant or serves or served any other enterprise as a director, officer or employee at the request of the registrant or any predecessor of the registrant.

    The registrant has entered into indemnification agreements with its directors and certain of its officers. In addition, the Investors' Rights Agreement between the registrant and the selling stockholders provides for cross indemnification for certain liabilities under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal or state law.

    The registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

    See also the undertakings set out in response to Item 17 herein.

ITEM 16.   EXHIBITS



Exhibit
No.        Exhibit
---        -------


4.1        Specimen of Common Stock Certificate of DSP Group (filed as
           Exhibit 4.1 to Registrants Registration Statement on Form S-1,
           File Number 33-73482, as declared effective on February 11, 1994 and incorporated herein by reference)

4.2*       Investors' Rights Agreement dated as of March 27, 2000 between DSP
           Group, Inc. and certain stockholders of VoicePump, Inc.

5.1*       Opinion of Morrison & Foerster LLP

23.1       Consent of Kost, Forer & Gabbay, a member of Ernst & Young
           International, independent auditors


                                      II-2

23.2       Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

24.1*      Power of Attorney



* Previously filed as an Exhibit to Registrant's Registration Statement on Form S-3, File Number 333-58060, as filed on March 30, 2001 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                            [SIGNATURE PAGE FOLLOWS]

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on April 16, 2001.




                                            DSP GROUP, INC.
                                            By: /s/ Moshe Zelnik
                                               --------------------------
                                               Moshe Zelnik
                                               Vice President of Finance,
                                               Chief Financial Officer and
                                               Secretary


                                POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:






     Signature                          Title                                                 Date
     ---------                          -----                                                 ----



                **                      Chairman of the Board and Chief Executive Officer     April 16, 2001
     ----------------------------       (Principal Executive Officer)
     Eliyahu Ayalon

                **                      Vice President of Finance, Chief Financial Officer    April 16, 2001
     ----------------------------       and Secretary (Principal Financial Officer and
     Moshe Zelnik                       Principal Accounting Officer)

                **                      Director                                              April 16, 2001
     ----------------------------
     Zvi Limon

                **                      Director                                              April 16, 2001
     ----------------------------
     Yair Shamir

                **                      Director                                              April 16, 2001
     ----------------------------
     Saul Shani

                **                      Director                                              April 16, 2001
     ----------------------------
     Patrick Tanguy


     ** /s/ Moshe Zelnik
        ----------------------------
        Moshe Zelnik
        Attorney-in-fact


                                  EXHIBIT INDEX


    EXHIBIT
    NUMBER                                       DESCRIPTION
-----------------       ----------------------------------------------------------------


      4.1               Specimen of Common Stock Certificate (Filed as Exhibit 4.1 to
                        Registrant's Registration Statement or Form S-1, File
                        Number 333-73842, as declared effective on February 11, 1994 and incorporated herein by reference)

      4.2*              Investors' Rights Agreement

      5.1*              Opinion of Morrison & Foerster LLP

      23.1              Consent of Kost, Forer & Gabbay, a member of Ernst & Young
                        International, independent auditors

      23.2              Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

      24.1*             Power of Attorney



* Previously filed as an Exhibit to Registrant's Registration Statement on Form S-3, File Number 333-58060, as filed on March 30, 2001 and incorporated herein by reference.